PHOENIX OPPORTUNITIES TRUST

(the “Fund”)

AMENDMENT TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 27th day of June, 2007 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007 by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of new series to the Fund which have been approved as parties to the Plan; and

WHEREAS, the Fund wishes to amend Section 2 of the Plan as stated below.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1.	Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof;

2.	The first sentence of section 2 of the Plan is hereby amended to read as follows: The Fund shall pay to the Distributor, at the end of each month, an amount on an annual basis equal to 0.75%, 0.25% for Phoenix Multi-Sector Short Term Bond Fund, of the average daily value of the net assets of any series of the Fund’s Class C shares, as compensation for distribution services and a fee of 0.25% of the average daily value of the net assets of any series of the Fund’s Class C shares for shareholder services; and

3.	Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Name of Series

Phoenix Bond Fund

Phoenix Core Bond Fund

Phoenix Earnings Driven Growth Fund

Phoenix Emerging Markets Bond Fund

Phoenix Global Utilities Fund

Phoenix High Yield Fund

Phoenix Market Neutral Fund

Phoenix Multi-Sector Fixed Income Fund

Phoenix Multi-Sector Short Term Bond Fund

Phoenix Real Estate Securities Fund